Filed Pursuant to Rule 424(b)(3) and (c)

Registration No. 333-95487

PROSPECTUS SUPPLEMENT NO. 3

(TO PROSPECTUS DATED JANUARY 27, 2000)

HEALTH CARE PROPERTY INVESTORS, INC.

593,247 SHARES OF COMMON STOCK

This Prospectus Supplement No. 3 supplements and amends the Prospectus dated January 27, 2000 as amended by Prospectus Supplement No. 1 dated June 26, 2002 and Prospectus Supplement No. 2 dated September 19, 2002 (as amended, the “Prospectus”) relating to the possible issuance of our common stock, from time to time, to the holders of non-managing member units in HCPI/Utah, LLC and the possible resale of shares of our common stock by these holders. The information in this Prospectus Supplement has been obtained from the selling holders listed herein. This Prospectus Supplement should be read in conjunction with the Prospectus.

The information appearing in the table below, as of the date hereof, supplements and amends the information in the table appearing under the heading “Selling Holders” in the Prospectus:

Name	Non-Managing Member Units of HCPI/Utah, LLC Owned of Record Prior to the Exchange(1)	Common Stock Beneficially Owned Following the Exchange(1)(2)		Common Stock Offered Hereby	Common Stock Beneficially Owned Following the Offering(1)(2)
					Shares	Percent
Steven B. Ostler(3)	7,735	1,207,715	(4)	7,735	1,199,980	2.01%
The Corporation of the President of The Church of Jesus Christ of Latter-day Saints(5)	1,071	18,062		1,071	16,991	*

*	Represents less than 1% of the total outstanding shares of our common stock.
(1)	Based on information provided to us by the respective non-managing members as of February 14, 2003.
(2)	Assumes the selling holders exchange all of their non-managing member units of HCPI/Utah, L.L.C. and HCPI/Utah II, L.L.C. originally issued prior to August 17, 2001 beneficially owned by them for shares of our common stock. Also assumes that no transactions with respect to our common stock or the non-managing member units occur other than the exchange or the exchange and offering, as applicable. Also assumes that the shares of common stock beneficially owned following the offering contemplates the sale of all of the common stock offered hereby.
(3)	Steven B. Ostler obtained the 7,735 non-managing member units of HCPI/Utah, L.L.C. in an assignment from Boyer Castle Medical Clinic, L.L.C., a selling holder listed in the Prospectus.
(4)	Includes 1,189,925 shares of which Steven B. Ostler has shared voting power and shared dispositive power, as a manager of The Boyer Company, L.C., a Utah limited liability company, which is a member or partner in the following selling holders: Amarillo Bell Associates, Boyer-BPMA Holdings, L.C., Boyer Davis North Medical Associates, Ltd., Boyer Desert Springs, L.C., Boyer Castle Dale Medical Clinic, L.L.C., Boyer Centerville Clinic Company, L.C., Boyer Elko, L.C., Boyer Grantsville Medical, L.C., Boyer-Ogden Medical Associate, Ltd., Boyer-Ogden Medical Associates No.2, Ltd., Boyer-Salt Lake Industrial Clinic Associates, Ltd., Boyer-St. Marks Medical Associates, Ltd., Boyer McKay-Dee Associates, Ltd., Boyer St. Mark’s Medical Associates #2, Ltd., Boyer Iomega, L.C., Boyer Springville, L.C., Boyer Primary Care Clinics Associates, Ltd. #2, Boyer-Research Park Associates, Ltd., Chimney

Ridge, L.C., Boyer-Foothill Associates, Ltd., Boyer-Research Park Associates VI, L.C., Boyer Old Mill II, L.C., Boyer Rancho Vistoso, L.C., Boyer Kaysville Associates, L.C., and Boyer Tatum Highlands Dental Clinic, L.C.
(5)	The Corporation of the President of The Church of Jesus Christ of Latter-day Saints obtained the additional 1,071 non-managing member units of HCPI/Utah, L.L.C. in an assignment from Steven B. Ostler who received the non-managing member units in an assignment from Boyer Castle Dale Medical Clinic, L.L.C., a selling holder listed in the Prospectus. The information contained herein replaces the information provided listed in the Prospectus regarding non-managing member units/shares held by The Corporation of the President of The Church of Jesus Christ of Latter-day Saints.

Investing in our common stock involves a high degree of risk. Please consider the “Risk Factors” beginning on page 1 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is February 14, 2003.